EXHIBIT 10.1

FOR IMMEDIATE RELEASE




                              NDC AUTOMATION, INC.
                 ANNOUNCES SIGNING OF AGREEMENT TO SELL BUILDING



         Charlotte, NC, December 13, 2000, NDC Automation, Inc. (OTC Bulletin Board "AGVS.OB") www.ndca.com announces it entered into an agreement to sell its building for $1.6 million, located at 3101 Latrobe Drive, Charlotte, NC. The sale is should be completed and closed in March 2001, subject to satisfaction of certain conditions in the sales agreement. The sale should generate a gain of approximately $600,000. Proceeds from the sale will be used to pay existing debt on the building secured by the building as well as other Company obligations.

         " After the sale the Company intends to move its staff, as well as its testing & manufacturing operations to a single location. We believe we will obtain greater efficiencies and reduce cost by combining all operations under one roof." says Claude Imbleau, Chief Operating Officer, of NDCA.

         NDC Automation, Inc. provides an integrated package of controls technology and related products for creating and servicing Automatic Guided Vehicle Systems (AGVS). Additionally, NDCA provides turnkey AGVS solutions to end-users and to system integrators. NDC's controls, hardware and software, are designed for optimal flexibility and accuracy and are well suited for a broad range of vehicle types.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements.

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For further information contact:

Claude Imbleau, Chief Operating Officer, CFO
704/362-1115